UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 13, 2006

POWERWAVE TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-21507	11-2723423
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1801 E. St. Andrew Place

Santa Ana, CA 92705

(Address of principal executive offices, zip code)

Registrant’s telephone number, including area code: (714) 466-1000

Former name or former address, if changed since last report: N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On November 13, 2006 the Compensation Committee of the Board of Directors of Powerwave Technologies, Inc. (the “Company”) adopted the Powerwave Technologies Executive Officer Cash Compensation Plan (“Plan”) for executive officers of the Company. The Plan is intended to increase shareholder value and further the growth and financial success of the Company by offering performance incentives designed to attract, retain, and motivate executive officers of the Company. The Plan has a term of five years and is administered by the Compensation Committee of the Board of Directors of the Company. Under the Plan, an eligible employee may be granted a performance award that is tied to fulfillment of certain performance goals. The Compensation Committee retains the discretion to determine the performance goals for each recipient and the dates of the performance period. In determining the performance goals, the Compensation Committee may select one or more business criteria as performance goals which may be measured on a periodic, annual, cumulative or average basis. All performance awards are paid in cash if the performance goals are fulfilled. The foregoing description of the Plan does not purport to be complete and is qualified in its entirety by reference to the Plan, a copy of which is attached hereto as Exhibit 10.58.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits

The following exhibit is furnished as part of this report.

Exhibit Number	Description

10.58	Powerwave Technologies Executive Officer Cash Compensation Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POWERWAVE TECHNOLOGIES, INC

Date: November 16, 2006	By:	/s/ Kevin T. Michaels
Kevin T. Michaels Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

10.58	Powerwave Technologies Executive Officer Cash Compensation Plan.

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